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(HUBBELL LOGO)
             Date:            September 15, 2004       NEWS RELEASE

             For Release:     IMMEDIATELY

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                                                       HUBBELL INCORPORATED
                                                       584 Derby-Milford Road
                                                       P. O. Box 549
                                                       Orange, CT  06477
                                                       203-799-4100

             Contact:         Thomas R. Conlin


                              HUBBELL BOARD ELECTS
                          TIMOTHY H. POWERS AS CHAIRMAN


ORANGE, CT. (September 15, 2004) - The Board of Directors of Hubbell Incorporated (NYSE: HUBA, HUBB) today elected Timothy H. Powers as Chairman. Mr. Powers, 56, is President and Chief Executive Officer of the Company.

Mr. Powers was appointed to his positions as President and Chief Executive Officer and elected a member of the Board of Directors in July of 2001. He joined Hubbell's senior management in 1998 as Senior Vice President and Chief Financial Officer. Prior to his association with Hubbell he held senior positions in finance and business development with ABB, Inc., and BBC Brown Boveri, Inc.

"I welcome the new responsibility in serving as Chairman of the Board," said Mr. Powers. "The Company has made substantial progress over the last three years, in establishing a new era of growth. Working with our Board and more than 10,000 employees throughout Hubbell, our expectations are that the Company will build on its success in the future."

The preceding Chairman of the Board, G. J. Ratcliffe, will remain a Director to continue his more than thirty years of contributions to the Company's success.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2003 revenues of $1.8 billion, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Italy, Switzerland, and the United Kingdom, participates in a joint venture in Taiwan, and maintains sales offices in Singapore, Hong Kong, South Korea, People's Republic of China, and the Middle East. The corporate headquarters is located in Orange, CT.

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